Exhibit 99.1
                            DNB Financial Corporation
                                [GRAPHIC OMITTED]

For further information, please contact:
Bruce Moroney
CFO/ Executive Vice President
484-359-3153                                            FOR IMMEDIATE
bmoroney@dnbfirst.com                                   RELEASE



                            DNB Financial Corporation
                         Declares a $0.13 Cash Dividend


(May 26, 2005 -- Downingtown, PA) DNB Financial Corporation (OTC BB:DNBF.OB), parent of DNB First, National Association, today announced that its Board of Directors declared a cash dividend of $0.13 per share for the second quarter of 2005 to shareholders of record on June 10, 2005. The cash dividend will be paid on June 20, 2005.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $430 million community bank headquartered in Chester County, Pennsylvania. The Bank is the oldest independent bank in the county, founded in 1860, with nine full service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. Customers may also visit DNB at its internet website at http://www.dnbfirst.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.

        4 Brandywine Avenue o Downingtown, PA 19335-0904 o (610) 269-1040